Exhibit 10.12

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD.

Summary of Proposed Terms & Conditions

Profusa Inc

Up to $150 million of
Common Stock
September 11, 2023

Nothing contained in this non-binding Summary of Proposed Terms and Conditions is or is intended to be a financing commitment of any sort or a commitment to prepare, negotiate, execute or deliver such a financing commitment or provide or arrange all or any portion of the financing set forth herein. Outlined below are some of the major terms and conditions that Arena Business Solutions Global SPC II, Ltd (the “Investor”) is considerning for this transaction. These terms and conditions are intended to be used solely as a basis for continued discussions only. All figures, terms, and conditions are subject to change or withdrawal at any time. The actual terms and conditions upon which the Investor may consider providing financing are subject to satisfactory completion of due diligence (satisfactory in the sole discretion of the Investor), approval of the financing in the sole discretion of the Investor, satisfactory review of documentation (satisfactory in all respects in the sole discretion of the Investor), and such other items as are determined by the Investor and its counsel in their sole discretion. Until definitive documentation is executed by all parties, there shall not exist any binding obligation, other than as described in “Expense Reimbursement” and in this paragraph, on the part of any party to consummate the transaction described herein or otherwise and this term sheet cannot provide any part of any basis for any claim against the Investor in any court or arbitration. This term sheet is confidential and may not be disseminated by the Company to any person or entity other than the Company and Company’s agents (provided that such agents are bound by the same confidentiality obligation) without the express prior written consent of the Investor.

General Terms
Issuer:	Profusa Inc (the “Company”, or the “Issuer”)

Investor:	Funds affiliated with Arena Business Solutions Global SPC II, Ltd. and its affiliates (“Arena” or the “Investor”) through an Arena vehicle to be specified.

Securities:	Common Stock (the “Shares”)

Aggregate Amount:
$150 million (no more than 19.9% of the Company shares outstanding initially, subject to receipt of shareholder approval for any additional amounts to be issued under the Purchase Agreement (as defined below).

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD. Term Sheet

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD.

Term:	36 months

Definitive Documentation:
The Parties shall endeavor to enter into a mutually acceptable purchase agreement and related documentation (“Purchase Agreement”) within ten (10) business days from the date hereof. Within ten (10) business days after the close of the pending business combination with Northview Acquisition Corp (“NVAC”), or such earlier date determined by the parties in writing, the Company shall file with the Securities and Exchange Commission, the registration statement covering the sale by the Investor of the Shares issuable under the Purchase Agreement and the Commitment Shares (“Registration Statement”).

Commitment Shares:
As consideration for the Investor’s purchase commitment under the Purchase Agreement, on effectiveness of the Registration Statement, the Company shall direct its transfer agent issue to the Investor shares of the Company’s Common Stock having an aggregate dollar value equal to $3.5 million (the “Commitment Shares”). The “dollar value” per Commitment Share shall be determined by reference to the 10-day VWAP immediately preceding the effectiveness of the Investor’s registration statement (the “Reference Price”). For the avoidance of doubt, the Reference Price calculation will capture up to the day before the Investor’s shares go effective.

Drawdown:
The Company may direct Investor to purchase amounts of its common stock under the Purchase Agreement that it specify from time to time in a written notice, subject to satisfaction of the conditions in the Purchase Agreement (an “Advance Notice”) delivered to Investor on any trading day. The maximum amount that the Company may specify in an Advance Notice received by 8:30am ET is equal to the lesser of: (i) an amount equal to 40 percent (40%) of the average of the Daily Value Traded of the common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $20 million. The maximum amount that the Company may specify in an Advance Notice received by 10:30am ET is equal to the lesser of: (i) an amount equal to 30 percent (30%) of the average of the Daily Value Traded of the common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $15 million. For these purposes, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the common stock by the volume weighted average price for that trading day. Subject to the satisfaction of the conditions under the Purchase Agreement, the Company may deliver Advance Notices from time to time, provided that it delivered all shares relating to all prior Advance Notices.

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD. Term Sheet

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD.

Purchase Price:
The purchase price of the shares of common stock will be equal to 95% of the lower of: (i) the lowest intraday sale price of the issuer’s common stock on the closing date of the applicable drawdown and (ii) the arithmetic average of the 3 lowest closing prices for the issuer’s common stock during the 10 consecutive business days ending on the trading day immediately preceding such closing date.

Beneficial Ownership Limitation:
The Purchase Agreement will prohibit the Company from directing Investor to purchase any Shares, when aggregated with all other shares of common stock then beneficially owned by Investor and its affiliates as a result of purchases under the Purchase Agreement, would result in Investor and its affiliates having beneficial ownership of more than the 4.99% of our then outstanding common stock.

Conditions Precedent to Drawdown:
The Company’s ability to deliver an Advance Notice will be subject to customary conditions for transactions of this type to be set forth in the Purchase Agreement, including but not limited to, (i) if for any reason the Registration Statement is not available for the sale of all of the Shares or the Commitment Shares; (ii) if the Company is listed on a national exchange or market (excluding the OTC Markets or comparable market), at any time prior to shareholder approval of the Purchase Agreement more than 19.99% of the Company’s aggregate outstanding Common Stock, determined as of the date of execution of the Purchase Agreement, would be issuable to the Investor in violation of the principal securities exchange or market rules; (iii) the Company’s common stock ceases to be DTC authorized and participating in the DWAC/FAST systems; (iv) suspension of the common stock from trading; (v) any breach of the representations and warranties or covenants contained in any related agreements with the Investor which has or which could have a material adverse effect on the Company, the Investor or the value of the common stock subject to reasonable cure periods to be agreed upon for curable breaches of covenants; (vi) if the Company’s common stock ceases to be eligible for trading, or (vii) if the Company’s insolvency or the Company’s participation or threatened participation in insolvency or bankruptcy proceedings by or against the Company.

Termination:
The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading day’s prior written notice to the Investor, provided that there are no outstanding Advance Notices that have not been completed. The Company and the Investor may also terminate the Purchase Agreement at any time by mutual written consent.

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD. Term Sheet

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD.

Short Selling:
Investor will agree that, during the term of the Purchase Agreement, neither Investor or its affiliates will engage in any short sales or hedging transactions with respect to the Company’s common stock, provided that upon receipt of an Advance Notice, the Investor may sell shares that it is obligated to purchase under such Advance Notice prior to taking possession of such shares.

Use of Proceeds:	Working capital and general corporate purposes.

Expense Reimbursement:
The Company will incur all of Arena’s due diligence and legal fees related to this transaction (and will provide proof of any retainer payments / engagement letter(s)). To that end, a deal deposit of $25k (the “Deal Deposit”) will be funded to Investor within 3 days of signature of this Term Sheet.

At the point in time when the fees exceed the Deal Deposit, the Company will be requested to increase the amount of the deposit. Fee reimbursement will be capped at $50k.

Arena will retain its own separate legal counsel to the Company and any other parties involved either by way of a separate firm or the erection of a Chinese wall.

Confidentiality:
This non-binding Summary of Proposed Terms and Conditions is strictly confidential and the Company by accepting delivery hereof agrees that, unless required by law or court order, the Company shall not disclose or discuss in any way whatsoever the provisions or terms and conditions hereof to anyone who is not an officer or director of the Company or a financial or legal advisor to the Company.

Use of Name:
The Company agrees that it will not, directly or indirectly, use the names “Arena Business Results”, “Arena Business Solutions Global SPC II, Ltd.”, “Arena Management Company, LLC”, “Arena  Finance  Company,  LLC”,  or  “Arena”  (or  any derivations thereof), as the case may be or take any action that may imply any relationship with the other party, except with the prior written consent of Investor other than as required by law or pursuant the disclosure requirements of the SEC.

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD. Term Sheet

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD.

Exclusivity:
As consideration for the investment of time and effort the Lender will incur in order to proceed, until the earlier of (i) the consummation of the transaction or (ii) Lender’s decision and written communication of its desire to cease pursuing the transaction, the Company agrees to refrain from soliciting, accepting or encouraging any other similar financing proposal with respect to the transaction for 30 days after acceptance of this term sheet (the “Exclusivity Period”), other than as set forth herein. In the event the Company violates the foregoing requirement to provide the Lender such financing opportunity during the Exclusivity Period, then the Lender will be entitled to receive a cash payment of $100,000.

Governing Law:	New York Law.

Agreed and accepted this ____	Agreed and accepted this 13th
day of ____ 2023 by	day of September, 2023 by

PROFUSA INC	ARENA BUSINESS SOLUTIONS
GLOBAL SPC II, LTD.

By:	By:	/s/ Lawrence Cutler
Name:		Name:	Lawrence Cutler
Title:		Title:	Chief Operating Officer

By:	/s/ Fred Knechtel
	Name:	Fred Knechtel
	Title:	CFO & Director NorthView Acquisition Corp

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD. Term Sheet